Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS THIRD QUARTER AND YEAR-TO-DATE 2008 RESULTS
M & F Worldwide Corp. to Hold Conference Call on November 12, 2008
     New York, NY — November 3, 2008 — M & F Worldwide Corp. (NYSE: MFW — News) today reported results for the third quarter and nine months ended September 30, 2008. Additionally, M & F Worldwide filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its third quarter and nine months ended September 30, 2008 results on November 12, 2008 at 9:00 a.m. (EST). The conference call will be accessible by dialing (800) 288-8960 in the U.S. and (612) 234-9960 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally; Access Code: 965757. The replay will be available from 11:00 a.m. (EST) Wednesday, November 12, 2008 through 11:59 p.m. (EST) Wednesday, November 26, 2008.
     As previously announced, on May 1, 2007, M & F Worldwide (the “Company”) completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. As a result of the acquisition of Harland (the “Harland Acquisition”), M & F Worldwide has four business segments, which are operated by Harland Clarke (which is the combination of Clarke American’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions, Scantron and Mafco Worldwide.
     On February 22, 2008, the Company’s wholly owned subsidiary, Scantron Corporation, purchased all of the limited liability membership interests of Data Management I LLC (“Data Management”) from NCS Pearson (the “Data Management Acquisition”).
     Operating results of the Company include the results of acquired businesses from their respective dates of acquisition.
     In connection with the Harland Acquisition, Harland Clarke disclosed its pro forma anticipated run-rate synergy target of $106.4 million to be achieved within 18 months of the Harland Acquisition and $112.6 million within 24 months of the Harland Acquisition. Through September 30, 2008, Harland Clarke Holdings has exceeded the previously disclosed 18-month synergy plan, having taken actions to achieve approximately $110.2 million of its Harland Acquisition related synergy targets. As a result of these actions, Harland Clarke Holdings has realized approximately $26.2 million and $82.2 million of EBITDA improvement in the third quarter and nine months ended September 30, 2008, respectively. The incremental year-over-year impact of these actions was $15.3 million and $52.2 million of EBITDA improvement in the third quarter and nine months ended September 30, 2008, respectively.
Third Quarter 2008 Performance
Consolidated Results
     Consolidated net revenues increased by $25.4 million to $482.3 million in the third quarter of 2008, from $456.9 million in the third quarter of 2007, as a result of the Data Management Acquisition which accounted for an increase of $26.1 million. Net income for the third quarter of 2008 was $20.1 million, as compared to $10.1 million for the third quarter of 2007. The net income for the third quarter of 2008 includes pre-tax charges of $2.1 million ($1.3 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase, which was completed in August 2007, $1.4 million ($0.9 million after tax) for restructuring costs and $0.4 million ($0.2 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland and Data Management acquisitions. The net income for the third quarter of 2007 includes pre-tax charges of $4.0 million ($2.4 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition, $3.1 million ($1.9 million after tax) due to an impairment of Alcott Routon intangible assets, $2.0 million ($1.2 million after tax) for restructuring costs and $0.8 million ($0.5 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase. For the third quarter of 2008, Adjusted EBITDA increased by $2.4 million to $122.4 million as compared to $120.0 million for the third quarter of 2007. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
     Basic and diluted earnings per common share was $1.04 and $1.04, respectively, for the third quarter of 2008 compared to basic and diluted earnings per common share of $0.47 and $0.47, respectively, for the third quarter of 2007.
Segment Results
     Net revenues from the Harland Clarke segment decreased by $9.7 million to $322.7 million for the third quarter of 2008 from $332.4 million in the third quarter of 2007. The decline is primarily a result of decreased unit volume, partially offset by one extra production day in the third quarter of 2008 and higher revenues per unit. Operating income for the Harland Clarke segment increased by $1.6 million to $57.0 million for the third quarter of 2008 from $55.4 million for the third quarter of 2007, largely driven by labor cost reductions and the extra production day, partially offset by lower volumes and increases in delivery expenses. Operating income in the third quarter of 2008 includes a charge of $0.6 million for restructuring costs. Operating income in the third quarter of 2007 includes a $3.1 million non-cash impairment charge from the write down of Alcott Routon intangible assets, $2.0 million of restructuring costs and $0.2 million for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition.
     Net revenues from the Harland Financial Solutions segment increased by $5.3 million to $72.8 million for the third quarter of 2008 from $67.5 million in the third quarter of 2007. The increase includes $2.3 million of organic growth in the risk management and enterprise solutions product lines. Net revenues also include charges of $0.1 million and $3.1 million in the third quarter of 2008 and 2007, respectively, for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition. Operating income for the Harland Financial Solutions segment increased by $1.2 million to $8.0 million for the third quarter of 2008 from $6.8 million in the third quarter of 2007, primarily due to the revenue increase and labor cost reductions, partially offset by a $2.4 million increase in amortization of intangible assets related to the Harland Acquisition. Operating income for the Harland Financial Solutions segment for the third quarter of 2008 also includes charges of $2.1 million for compensation expense related to an incentive agreement for the Peldec assets purchase and $0.1 million for restructuring costs. Operating income for the Harland Financial Solutions segment for the third quarter of 2007 includes a charge of $0.8 million for compensation expense related to an incentive agreement for the Peldec assets purchase.
     Net revenues from the Scantron segment increased by $25.2 million to $58.6 million for the third quarter of 2008, from $33.4 million in the third quarter of 2007 as a result of the Data Management Acquisition, which accounted for an increase of $26.1 million. Operating income for the Scantron segment increased by $1.5 million to $9.0 million in the third quarter of 2008 from $7.5 million in the third quarter of 2007. The increase is due to the Data Management Acquisition, which accounted for an increase of $3.8 million, partially offset by integration expenses. Operating income for the Scantron segment for the third quarter of 2008 includes charges of $0.3 million for non-cash fair value purchase accounting adjustments to deferred revenue related to the Data Management Acquisition and $0.7 million for restructuring costs. Operating income for the Scantron segment for the third quarter of 2007 includes charges of $0.7 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
     Net revenues from the Licorice Products segment, operated by Mafco Worldwide, increased by $4.2 million, or 17.4%, to $28.3 million in the third quarter of 2008 from $24.1 million in the third quarter of 2007. This was primarily due to increased shipment volumes of Magnasweet and licorice derivative products as well as an increase in net revenues from tobacco and confectionary customers, primarily due to the favorable effect of Euro to U.S. Dollar exchange rates. Operating income was $9.1 million for the third quarter of 2008 as compared to $7.6 million for the third quarter of 2007. The increase in operating income of $1.5 million was primarily due to the increase in net revenues partially offset by higher raw material costs.
Year-To-Date 2008 Performance
Consolidated Results
     Consolidated net revenues increased by $425.2 million to $1,439.2 million in the nine months ended September 30, 2008 from $1,014.0 million for the nine months ended September 30, 2007, primarily as a result of the Harland Acquisition, which accounted for $345.1 million of the increase and the Data Management Acquisition, which accounted for $62.7 million of the increase. Net income for the nine months ended September 30, 2008 was $51.9 million, as compared to a net loss of $15.7 million for the nine months ended September 30, 2007. The net income for the nine months ended September 30, 2008 includes pre-tax charges of $7.2 million ($4.4 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase, $6.7 million ($4.1 million after tax) for restructuring costs, $2.6 million ($1.6 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management acquisitions and $0.5 million ($0.3 million after tax) due to an impairment of Alcott Routon intangible assets. The net loss for the nine months ended September 30, 2007 includes pre-tax charges of $12.6 million ($7.7 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition, $4.9 million ($3.0 million after tax) for restructuring costs, $3.1 million ($1.9 million after tax) due to an impairment of Alcott Routon intangible assets, $2.4 million ($1.4 million after tax) for Harland Acquisition-related retention bonuses for certain Harland employees, and $0.8 million ($0.5 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase. The net loss for the nine months ended September 30, 2007 also includes a non-recurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland Acquisition. For the nine months ended September 30, 2008, Adjusted EBITDA increased by $108.3 million to $365.8 million as compared to $257.5 million for the nine months ended September 30, 2007.
     Basic and diluted earnings per common share were $2.52 and $2.52, respectively, for the nine months ended September 30, 2008 compared to basic and diluted loss per common share of $0.75 and $0.75, respectively, for the nine months ended September 30, 2007.
Segment Results
     Net revenues from the Harland Clarke segment increased by $210.5 million to $983.8 million for the nine months ended September 30, 2008 from $773.3 million in the nine months ended September 30, 2007 as a result of the Harland Acquisition, which accounted for an increase of $210.9 million. Volume decline was substantially offset by increased revenues per unit. Operating income for the Harland Clarke segment increased by $50.6 million to $173.4 million for the nine months ended September 30, 2008 from $122.8 million for the nine months ended September 30, 2007, primarily due to the Harland Acquisition, which accounted for $38.1 million of the increase. The remaining $12.5 million of the increase is primarily due to labor and material cost reductions partially offset by lower volume, increased delivery and integration expenses, and a change in vacation policy. Operating income for the nine months ended September 30, 2008 also includes charges of $1.4 million for restructuring costs and a $0.5 million non-cash impairment charge from the write-down of Alcott Routon intangible assets. Operating income for the nine months ended September 30, 2007 includes charges of $4.9 million for restructuring costs, a $3.1 million non-cash impairment charge from the write-down of Alcott Routon intangible assets and $1.9 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
     Net revenues from the Harland Financial Solutions segment increased by $105.2 million to $217.9 million for the nine months ended September 30, 2008 from $112.7 million in the nine months ended September 30, 2007, primarily as a result of the Harland Acquisition, which accounted for $94.8 million of the increase. The remaining $10.4 million of the increase is in part due to organic growth of $5.5 million in the risk management and enterprise solutions product lines. Net revenues also include charges of $1.3 million and $6.2 million in the nine months ended September 30, 2008 and 2007, respectively, for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition. Operating income for the Harland Financial Solutions segment increased by $11.4 million to $20.8 million for the nine months ended September 30, 2008 from $9.4 million in the nine months ended September 30, 2007, primarily as a result of the Harland Acquisition, which accounted for $8.2 million of the increase. The remaining $3.2 million is primarily due to the revenue increase and labor cost reductions. Operating income for the Harland Financial Solutions segment for the nine months ended September 30, 2008 also includes charges of $7.2 million for compensation expense related to an incentive agreement for the Peldec assets purchase and $3.0 million for restructuring costs. Operating income for the Harland Financial Solutions segment for the nine months ended September 30, 2007 also includes a charge of $0.8 million for compensation expense related to an incentive agreement for the Peldec assets purchase.
     Net revenues from the Scantron segment increased by $103.2 million to $154.9 million for the nine months ended September 30, 2008 from $51.7 million in the nine months ended September 30, 2007, primarily as a result of the Data Management Acquisition, which accounted for $62.7 million of the increase, and the Harland Acquisition, which accounted for $40.0 million of the increase. Operating income for the Scantron segment increased by $13.5 million to $19.2 million in the nine months ended September 30, 2008 from $5.7 million in the nine months ended September 30, 2007, primarily as a result of the Data Management Acquisition, which accounted for $6.9 million of the increase, and the Harland Acquisition, which accounted for $5.6 million of the increase. Operating income for the Scantron segment for the nine months ended September 30, 2008 includes charges of $2.3 million for restructuring costs and $1.3 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management acquisitions. Operating income for the Scantron segment for the nine months ended September 30, 2007 includes charges of $4.5 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
     Net revenues from the Licorice Products segment, operated by Mafco Worldwide, increased by $6.3 million, or 8.2%, to $83.3 million in the nine months ended September 30, 2008 from $77.0 million in the nine months ended September 30, 2007. This was primarily due to increased shipment volumes of Magnasweet and licorice derivative products, the consolidation of Chinese operations, acquired on July 2, 2007, for the full nine months of 2008 and an increase in net revenues from tobacco and confectionary customers, primarily due to increased shipment volumes to certain international tobacco customers and the favorable effect of Euro to U.S. Dollar exchange rates. Operating income was $29.2 million for the nine months ended September 30, 2008 as compared to $26.1 million for the nine months ended September 30, 2007. The increase in operating income of $3.1 million was primarily due to the increase in net revenues and lower professional fees, partially offset by higher raw material costs.

About M & F Worldwide
     Prior to the acquisition of Harland on May 1, 2007, M & F Worldwide had two business lines operated by Clarke American and Mafco Worldwide. Clarke American provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the Harland Acquisition, M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Subsequent to the closing of the Harland Acquisition, Clarke American’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment). The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products and services sold primarily to educational and commercial customers.
Forward Looking Statements
     This press release contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) downturn in general economic and market conditions; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland and Data Management; (17) M & F Worldwide’s ability to successfully integrate Harland and Data Management into its business and manage future acquisitions; (18) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from the Harland acquisition or from other acquisitions, including the recent acquisition of Data Management by Scantron; and (19) the acquisitions of Harland and Data Management otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2007 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, loss on early extinguishment of debt, restructuring costs, deferred purchase price compensation related to the Peldec assets purchase and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212)-572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30 ,
	2008	2007	2008	2007
Product revenues, net	$404.6	$391.3	$1,214.7	$908.2
Service revenues, net	77.7	65.6	224.5	105.8

Total net revenues	482.3	456.9	1,439.2	1,014.0
Cost of products sold	247.0	240.4	736.2	555.0
Cost of services provided	40.7	33.2	116.9	58.5

Total cost of revenues	287.7	273.6	853.1	613.5

Gross profit	194.6	183.3	586.1	400.5
Selling, general and administrative expenses	116.5	111.8	357.3	251.1
Restructuring costs	1.4	2.0	6.7	4.9

Operating income	76.7	69.5	222.1	144.5
Interest income	0.7	2.9	3.5	5.8
Interest expense	(46.4)	(54.4)	(143.0)	(118.3)
Loss on early extinguishment of debt	—	—	—	(54.6)
Other income, net	—	0.1	1.3	0.6

Income (loss) before income taxes and extraordinary gain	31.0	18.1	83.9	(22.0)
Provision (benefit) for income taxes	10.9	8.0	32.7	(6.3)

Net income (loss) before extraordinary gain	20.1	10.1	51.2	(15.7)
Extraordinary gain	—	—	0.7	—

Net income (loss)	$20.1	$10.1	$51.9	$(15.7)

Earnings (loss) per common share before extraordinary gain:
Basic	$1.04	$0.47	$2.48	$(0.75)

Diluted	$1.04	$0.47	$2.48	$(0.75)

Extraordinary gain per common share:
Basic	$—	$—	$0.04	$—

Diluted	$—	$—	$0.04	$—

Earnings (loss) per common share:
Basic	$1.04	$0.47	$2.52	$(0.75)

Diluted	$1.04	$0.47	$2.52	$(0.75)

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)
(unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenues
Harland Clarke segment	$322.7	$332.4	$983.8	$773.3
Harland Financial Solutions segment (a)	72.8	67.5	217.9	112.7
Scantron segment (a)	58.6	33.4	154.9	51.7
Licorice Products segment	28.3	24.1	83.3	77.0
Eliminations	(0.1)	(0.5)	(0.7)	(0.7)

Total net revenues	$482.3	$456.9	$1,439.2	$1,014.0

Operating income
Harland Clarke segment	$57.0	$55.4	$173.4	$122.8
Harland Financial Solutions segment (a)	8.0	6.8	20.8	9.4
Scantron segment (a)	9.0	7.5	19.2	5.7
Licorice Products segment	9.1	7.6	29.2	26.1
Corporate	(6.4)	(7.8)	(20.5)	(19.5)

Total operating income	$76.7	$69.5	$222.1	$144.5

(a)	Effective January 1, 2008, the Company transferred its field maintenance services from the Harland Financial Solutions segment to the Scantron segment.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions) (unaudited):

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$20.1	$10.1	$51.9	$(15.7)
Interest expense, net	45.7	51.5	139.5	112.5
Provision (benefit) for income taxes	10.9	8.0	32.7	(6.3)
Depreciation and amortization	41.8	40.5	125.4	88.6

EBITDA	118.5	110.1	349.5	179.1
Adjustments:
Restructuring (a)	1.4	2.0	6.7	4.9
Peldec deferred purchase price compensation (b)	2.1	0.8	7.2	0.8
Loss on early extinguishment of debt (c)	—	—	—	54.6
Impairment of intangible assets (d)	—	3.1	0.5	3.1
Transaction related expenses (e)	—	—	—	2.4
Extraordinary gain (f)	—	—	(0.7)	—
Impact of purchase accounting adjustments (g)	0.4	4.0	2.6	12.6

Adjusted EBITDA	$122.4	$120.0	$365.8	$257.5

(a)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from the 2007 purchase of the Peldec assets.

(c)	Reflects costs incurred to retire prior Clarke American Corp. debt as a result of the Harland Acquisition.

(d)	Reflects non-cash impairment charges from the write-down of Alcott Routon intangible assets.

(e)	Reflects non-recurring employee retention bonuses incurred in connection with the Harland Acquisition.

(f)	Reflects a non-recurring extraordinary gain.

(g)	Reflects the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.